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                                                                     Exhibit 8.2


                                September 1, 2000



Blaze Software, Inc.
150 Almaden Boulevard
San Jose, CA  95113


Ladies and Gentlemen:

         We have acted as counsel to Blaze Software, Inc., a Delaware corporation ("Blaze"), in connection with the preparation of the Registration Statement on Form F-4 (the "Registration Statement") of BROKAT AG, a German corporation ("BROKAT") relating to the proposed merger of Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of BROKAT ("Merger Sub"), with and into Blaze. In that connection, we, in cooperation with counsel to BROKAT, have prepared the section entitled "U.S. Federal Income Tax Considerations" contained in the Joint Proxy Statement/Prospectus forming a part of the Registration Statement (the "Joint Proxy Statement/Prospectus"). This opinion is being rendered pursuant to the requirements of Item 21(a) of Form F-4 under the Securities Act of 1933, as amended. Unless otherwise indicated, any capitalized terms used herein and not otherwise defined have the meaning ascribed to them in the Merger Agreement or the Registration Statement.

         In connection with this opinion, we have examined and are familiar with the Agreement and Plan of Merger and Reorganization dated as of June 19, 2000, by and among BROKAT, Merger Sub and Blaze (the "Merger Agreement"), the Registration Statement, and such other presently existing documents, records and matters of law as we have deemed necessary or appropriate for purposes of our opinion. In addition, we have assumed (i) that the merger will be consummated in the manner contemplated by the Proxy Statement/Prospectus and in accordance with the provisions of the Merger Agreement, (ii) the truth and accuracy of the representations and warranties made by Brokat, Merger Sub and Blaze in the Merger Agreement, and (iii) the truth and accuracy of the certificates of representations to be provided to us by Blaze, Merger Sub and BROKAT as of the Effective Time.

         Based upon and subject to the foregoing, it is our opinion, that the discussion contained in the Registration Statement under the caption "U.S. Federal Income Tax Consequences" sets forth the material United States federal income tax consequences applicable to the merger. Because this opinion is being delivered prior to the Effective Time of the Merger, it must be considered prospective and dependent on future events. There can be no assurance that changes in the law will not take place which could affect the United States federal income tax
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Blaze Software, Inc.
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consequences of the merger or that contrary positions may not be taken by the
Internal Revenue Service.

         This opinion is furnished to you solely for use in connection with the Registration Statement. We hereby consent to the filing of this opinion as
Exhibit 8.2 to the Registration Statement. We also consent to the reference to our firm name wherever appearing in the Registration Statement with respect to the discussion of the material federal income tax consequences of the Merger, including the Proxy Statement/Prospectus constituting a part thereof, and any amendment thereto. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term "experts" as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

                                         Very truly yours,

                                         /s/ Wilson Sonsini Goodrich & Rosati,

                                         Professional Corporation